Exhibit 99.1

ChannelAdvisor Appoints Joe Cowan to Board of Directors

Research Triangle Park, NC - August 11, 2016 - ChannelAdvisor Corporation (NYSE: ECOM), a leading provider of cloud-based e-commerce solutions that enable retailers and branded manufacturers to increase global sales, today announced that it has appointed Joe Cowan, president and chief executive officer of Epicor Software Corporation, to the company’s board of directors. Epicor Software is a global leader in business software solutions for manufacturing, distribution, retail and services organizations.
“As a recognized and respected business leader in the retail and manufacturing software industry, Joe will provide valuable strategic insight to our Board,” said Scot Wingo, executive chairman of ChannelAdvisor. “Joe’s guidance will be instrumental as we continue our work to expand our footprint with enterprise retailers and branded manufacturers, and scale our global leadership position in e-commerce. We are so pleased Joe has joined our Board of Directors, and believe he will be a tremendous asset to ChannelAdvisor.”
Prior to Epicor, Cowan was president of DataDirect Networks, Inc., a privately held data storage infrastructure provider, from June 2013 until October 2013. Before that, he was president, chief executive officer and a director of Online Resources Corporation, a publicly held provider of internet and electronic finance services, from 2010 until its acquisition by ACI Worldwide in March 2013. From 2009 to 2010, Cowan was a consultant with Vector Capital, a venture capital investment firm. From 2007 to 2009, he served as chief executive officer and a member of the board of directors of Interwoven Inc., a publicly held provider of enterprise content management software that was acquired by Autonomy, Inc. in 2009. Prior to that, Cowan served in a variety of other executive management positions with companies, including Manugistics Group, Inc., EXE Technologies, Inc., Invensys Automation & Information Systems, Wonderware, Texas Instruments, Eurotherm Corp. (now part of Invensys), Monsanto, and Honeywell Information Systems.
Cowan currently serves as a director of Nice Systems, a publicly held provider of internet-based data solutions. He previously served as a director of Blackboard Inc., then a publicly held software company, from 2007 to 2011. Cowan received a B.S. degree in electrical engineering from Auburn University and an M.S. degree in engineering from Arizona State University.
About ChannelAdvisor
ChannelAdvisor (NYSE: ECOM) is a leading provider of cloud-based e-commerce solutions that enable online retailers and branded manufacturers to integrate, manage and optimize their merchandise sales across hundreds of online channels including Amazon, Google, eBay, Walmart, Facebook and more. Through automation, analytics and optimization, ChannelAdvisor customers can leverage a single inventory feed to more efficiently list and advertise products online, and connect with shoppers to increase sales. Billions of dollars in merchandise value are driven through ChannelAdvisor’s platform every year, and thousands of customers use ChannelAdvisor’s solutions to help grow their businesses. For more information, visit www.channeladvisor.com.
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Media Contact:
Melissa Sargeant
ChannelAdvisor Corporation
melissa.sargeant@channeladvisor.com
919-228-4787
Investor Contact:
Garo Toomajanian
ICR, LLC
ir@channeladvisor.com
919-228-2003